October 26, 2000



Board of Directors
Central Bancorp, Inc.
399 Highland Avenue
Somerville, Massachusetts 02144

         Re:      Central Bancorp, Inc.
                  Deferred Compensation Plan for Non-employee Directors Registration Statement on Form S-8
                  ----------------------------------

Dear Board Members:

     We have acted as counsel to and for Central Bancorp, Inc., a Massachusetts corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement"), for the purpose of registering under the Securities Act of 1933, as amended, 18,500 shares (the "Shares") of the Company's common stock, $1.00 par value per share (the "Common Stock") which shares may be sold to participants in the Central Bancorp, Inc. Deferred Compensation Plan for Non-Employee Directors (the "Plan").

     In our capacity as counsel, we have been requested to render the opinions set forth in this letter and, in connection therewith, we have reviewed the following documents: (i) the Registration Statement, (ii) the Plan, (iii) the Articles of Organization of the Company dated September 30, 1998 ("Articles of Organization"), certified by the Clerk of the Company to have not been amended and to be in full force and effect as of the date hereof, (iv) the Bylaws of the Company as adopted and approved by the Board of Directors on December 10, 1998, certified by the Clerk of the Company to have not been amended and to be in full force and effect as of the date hereof, (v) certain minutes of meetings of the Board of Directors of the Company, certified as true and correct by the Secretary of the Company, and (vi) certificates of the Secretary of the Company dated October 26, 2000.

     In rendering this opinion, we have assumed and relied upon, without independent investigation, (i) the authenticity, completeness, truth and due authorization and execution of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents submitted to us as originals, and (iii) the conformity to the originals of all documents submitted to us as certified or photostatic copies.

     The law covered by the opinion expressed herein is limited to the General Corporation Laws of the Commonwealth of Massachusetts.

Board of Directors
Central Bancorp, Inc.
October 26, 2000
Page 2


     This opinion letter is given only with respect to laws presently in effect. We assume no obligation to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

     Based upon, and subject to, the foregoing, we are of the opinion that the Shares, when sold and purchased pursuant to and in accordance with the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and we further consent to the reference to our firm under the caption "Legal Opinion" in the Registration Statement and to any reference to our firm in the Registration Statement as legal counsel who have passed upon the legality of the securities offered thereby.

                               Very truly yours,

                               Stradley Ronon Housley Kantarian & Bronstein, LLP


                                By:  /s/ Howard S. Parris
                                     ------------------------------------------
                                     Howard S. Parris, Esquire
                                     Partner